Exhibit 10(o)(viii)

                                    AGREEMENT

      This Executive Separation Agreement and General Release (the "Agreement") is dated as of the 26th day of June, 2007, and is entered into by and between Albany International Corp., a Delaware corporation with offices and a principal place of business at 1373 Broadway, Albany, New York, ("Albany") and William M. McCarthy, a resident of Rensselaer County, New York ("Executive").

                                   WITNESSETH

      WHEREAS, Executive has been employed by Albany as Executive Vice President
- Global Planning, Engineering and Procurement and may serve as a director or officer of various Albany subsidiaries and affiliates, or as a fiduciary to various employee benefit plans; and

      WHEREAS, Albany and Executive have agreed that the Executive's employment with Albany shall terminate and Executive shall resign all offices and positions with Albany or any of its subsidiaries or affiliates according to the terms of this Agreement; and

      WHEREAS, Albany and Executive desire to settle all claims and issues that have, or could have been raised in relation to Executive's employment with Albany or in relation to any positions he held with any of Albany's subsidiaries, affiliates, employee benefits plans or trusts, or in any way related to the termination of such employment and/or service.

      NOW THEREFORE, in consideration of the promises and mutual agreements herein, it is hereby agreed as follows:

      1. Executive acknowledges that he was given this Agreement on June 4, 2007 and was afforded 21 days to consider same.

      2. Executive was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain advice from counsel.

      3. Executive may accept this Agreement only by signing, dating and delivering the Agreement to Albany (in the manner set forth in Section 26) on or before Albany's normal close of business on July 13, 2007. Time is of the essence with regard to this Section 3.

      4. Executive may revoke this Agreement at any time within seven (7) days after signing and delivering it to Albany by notifying Albany in writing (in the manner set forth in Section 26) of Executive's decision to revoke. Time is of the essence with regard to this Section 4.

      5. The effective date of this Agreement ("Effective Date") shall be the 8th day after Executive signs and delivers the Agreement in accordance with
Section 3 above,  unless  Executive  revokes the  Agreement in  accordance  with
Section 4 above. If Executive revokes this Agreement in accordance with Section 4 above, this Agreement will not become operative and will not be binding on Executive or Albany.

      6. Executive's employment with Albany shall terminate effective September 30, 2007, (the "Separation Date") unless terminated earlier in accordance with paragraph 7 or 8 hereof. Effective as of the Separation Date, or the date of any earlier termination pursuant to paragraph 7 or 8, Executive resigns all offices, directorships and any other positions held with Albany or any of Albany's subsidiaries or affiliates, or any of their employee benefit plans or trusts. Albany agrees to provide Executive with a positive written reference.

      7. Nothing herein is intended to alter the at-will nature of Executive's employment relationship with Albany. Albany reserves the right to terminate Executive prior to September 30, 2007 with or without cause. Cause shall be deemed to exist if Albany determines that Executive has:

            (i) undertaken a position in competition with Albany;

            (ii) caused substantial harm to Albany with intent to do so or as a result of gross negligence in the performance of his duties;

            (iii) wrongfully and substantially enriched himself at the expense of Albany; or

            (iv) been convicted of felony;

      8. Executive reserves the right to terminate his employment with Albany at any time prior to September 30, 2007.

      9. From the date hereof until the date Executive's employment with Albany terminates (either as of the Separation Date or earlier), Executive shall continue to perform the duties of his current position and assist in the transition of his duties as directed by the Chief Executive Officer or the Board of Directors. Executive further covenants and agrees to respond, for a reasonable time thereafter not to exceed twelve months, to any inquiries from Albany regarding incomplete or unresolved transitional matters. If Executive's knowledge and expertise are still needed after the twelve month period, the parties agree to negotiate a consulting agreement with terms mutually acceptable to both parties. During the remainder of Executive's employment with Albany, Albany shall continue to pay Executive at his current rate of compensation less
(i) applicable withholdings and deductions required by law or otherwise agreed to by the parties, (ii) deductions of premiums due for any health care or life insurance coverage provided by or through Albany, (iii) 401(k) savings plan or other Albany benefit plan contributions and (iv) any other applicable withholdings. During the remainder of Executive's employment with Albany, Executive will be eligible to receive the standard package of employee benefits available to similarly situated Albany employees. Albany reserves the right to modify, supplement, amend or eliminate the standard benefits provided to its employees, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.

      10. Executive agrees that on or after the last date of his employment with Albany he shall execute an additional release in the form annexed hereto (the "Supplemental Release") covering the period from the date of Executive's execution of this Agreement through his last date of employment. Executive covenants and agrees that the obligations to be performed by Albany under this Agreement after the last date of Executive's employment shall be contingent upon the execution of the Supplemental Release. Failure to execute the Supplemental Release, however, will not affect the validity of the release contained in section 17 of this Agreement.

      11. In the case that Executive's employment is terminated at the Separation Date and not prior thereto as contemplated by paragraph 7 or 8, Albany agrees to provide Executive with the following severance benefits to which he would not otherwise be entitled. Executive acknowledges and agrees that these severance benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement, and are in lieu of any benefits payable under any severance plan now in existence or adopted prior to the Separation Date.

      (a) Albany will pay Executive the gross sum of $37,491.66 per month for a period of twelve (12) months from the Separation Date, for a total of $449,900 in the first twelve (12) months following the Separation Date, then the gross sum of $38,041.66 per month for an additional twelve (12) month period (combined, the "Severance Period") for a total of $906,400 in the first 24 months following the Separation Date. The aforesaid monthly payments (the "Severance Payments") shall be paid net of all applicable withholdings and deductions required by law or otherwise agreed to by the parties. The Severance Payments will made by check, or direct deposit, on the 15th day of the month and will begin after the Separation Date and after this Agreement becomes irrevocable and continue on or about the 15th day of every month thereafter until paid in full (and may contain pro rata payment for any partial month). In the event Executive dies before the last Severance Payment is made hereunder, the balance of such payments shall be paid to his spouse or, if he shall have no such spouse at that time, to his estate.

      (b) Should Executive elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act, to continue group health care coverage as is from time to time provided by or through Albany to all similarly situated eligible employees, Albany shall pay the then applicable required contribution for the first eighteen
            (18) months of the Severance Period, or until Executive terminates such coverage, whichever shall occur first. Notwithstanding the foregoing, the parties acknowledge that it may be more advantageous for Executive to elect retiree health care benefits under the Albany International Corp. Health Care Plan as of the Separation Date. In that event, Executive shall be responsible for the payment of the retiree contribution in accordance with the terms of that Plan.

         (c) Albany reserves the right to modify, supplement, amend or eliminate the coverages described in subparagraph (b) above, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.

         (d) Albany shall pay Executive for any accrued, unused vacation pursuant to existing corporate policy at Executive's last rate of salary, less applicable withholdings and deductions required by law or otherwise agreed to by the parties. Said payment shall be made at the first normal pay date following the Separation Date and irrevocability of this Agreement.

         (e) Any stock options that have been previously awarded to Executive shall be treated in accordance with the terms of Albany's stock option plan under which such options were awarded as if Executive's separation was an involuntary termination. Any restricted stock units that have been previously awarded to Executive shall similarly be treated in accordance with the terms of the plans under which such restricted stock units were granted as if the separation was an involuntary separation. All such stock options and restricted stock units shall continue vesting to and including the Separation Date.

         (f) Albany shall pay Executive an additional $96,708.00, less applicable withholdings and deductions required by law, in one lump sum on the first date following the sixth month anniversary of Executive's Separation Date.

      (g) Albany shall pay the cost of the financial consulting benefit provided to Executive though the Ayco Company, L.P. until June 30, 2008 or such time as Albany discontinues providing such benefit to its executives, whichever occurs sooner provided such costs do not exceed $15,500. Thereafter, the cost of any such counseling shall be borne by Executive.

      (h) To assist Executive in obtaining new employment, Albany shall make available and bear the cost of outplacement services to be provided by Lee Hecht Harrison. Said services will be provided for a period of up to three months following the Separation Date, or until Executive finds suitable employment, whichever occurs first.

      (i) Effective as of the Separation Date, or such earlier date as Executive's employment may be terminated in accordance with paragraph 7 or 8, hereof, Executive will no longer be an employee of Albany, and will cease to accrue benefits under any pension, deferred compensation, 401(k), profit-sharing or other Albany employee welfare benefit plan.

      (j) Executive acknowledges and agrees that, except for this Agreement, Executive would have no right to receive all of the benefits described above.

      (k) Executive may keep his laptop computer after all proprietary and confidential information is removed from its hard drives. It shall be Executive's obligation to arrange for the removal of all proprietary and confidential information through Albany's Global Information Systems' Support Center.

      12. In the event Executive's employment with Albany is terminated prior to the Separation Date for cause, Executive shall not be entitled to, and Albany shall not be obligated to provide, the severance benefits described in paragraph 11 and in such case the treatment of any stock options or restricted stock units will be in strict conformity with the terms of the plans under which such option or restricted stock units were granted. In the event Albany terminates Executive's employment prior to the Separation Date without cause, or if Executive terminates his employment with Albany prior to the Separation Date in accordance with paragraph 8, Executive shall be entitled to receive the severance benefits described in paragraph 11, including treatment of his stock options and restricted stock units as if the separation was an involuntary termination, provided however that the Severance Period shall begin as of the date of such termination and cease twenty-four (24) months thereafter. In the event Albany terminates Executive's employment prior to the Separation Date without cause, Executive's employment with Albany, for the purposes of any vesting requirements for Executive's stock options and restricted stock units, shall nonetheless still be deemed to have terminated on the Separation Date.

      13. Executive shall remain eligible for a bonus relating to the services he performs in 2007. Any bonus awarded shall be determined at the same time and in the same manner in which bonuses are awarded to Albany's management employees under the then current and prevailing bonus program, except that any such bonus paid to Executive shall be pro rated to reflect that actual time Executive was employed by Albany during 2007 and payment of all or a portion such bonus may be delayed to ensure that it is paid in accordance with Section 409A of the Code. In the event Albany terminates Executive's employment prior to the Separation Date without cause, for the purposes of proration, Executive's employment shall be deemed to have terminated on the Separation Date. Any payment delayed in accordance with Section 409A of the Code shall be paid in a lump sum on the first date following the sixth month anniversary of Executive's Separation Date.

      14. In the event Executive elects to retire and begin receiving benefits under the Albany International Corp. Supplemental Executive Retirement Plan ("SERP Benefits") at any time within the first six months after Executive's Separation Date, Albany shall, in accordance with Section 409A of the Code, delay payment, for up to six months, of the SERP Benefits that accrued after January 1, 2005. Albany shall pay Executive any SERP Benefit withheld pursuant
Section 409A of the Code in a lump sum, along with the next regularly scheduled SERP benefit payment next following the expiration of the six month period described above.

      15. It is the intent of the parties that this Agreement provides payments and benefits that satisfy the distribution requirements of Section 409A of Code. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at Executive's option, shall be modified, to the extent practical, so as to make it compliant by altering the payments or the timing of their receipt. The methodology to effect or address any necessary modifications shall be subject to reasonable and mutual agreement between the parties.

      16. As used in this Agreement, the term "Albany" means, individually and collectively, Albany, each subsidiary, parent company or affiliate of Albany, and their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns (including all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities).

      17. Subject to Executive's right to revoke stated in paragraph 4 above, by signing this Agreement, Executive immediately gives up and releases Albany from, and with respect to, any and all rights and claims that Executive may have against Albany, whether or not Executive presently is aware of such rights or claims. In addition, and without limiting the foregoing:

      (a) Executive on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany's past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Executive now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Executive's employment or the termination of his employment with Albany, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967 , the Older Worker's Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of employment. Notwithstanding the foregoing, Executive is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file or participate in the adjudication of a claim of discrimination filed with any state or federal administrative agency, though Executive expressly waives any right to recover monetary damages as a result of any claim filed with any state or federal administrative agency.

      (b) If Executive breaches any obligation under this Agreement, Executive agrees that Albany shall not be obligated to continue to make payments under paragraph 11, and to reimburse Albany for any and all payments previously made pursuant to paragraph 11.

      (c) Notwithstanding the foregoing, nothing herein shall relieve Albany of any indemnification obligations it might owe to Executive by virtue of Executive's position as on officer of Albany under its certificate of incorporation, corporate Bylaws or other written agreement.

      18. Executive agrees never to apply for employment with or otherwise seek to be hired, re-hired, employed, re-employed or reinstated by Albany and waives any reinstatement or future employment with Albany.

      19. Executive acknowledges that as a consequence of his employment with Albany, proprietary and confidential information relating to the business of Albany may be or have been disclosed to or developed or acquired by Executive which is not generally known to the trade or the general public and which is of considerable value to Albany. Such information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, proprietary computer programs, proprietary records, and proprietary software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Albany and such third party. During the remainder, if any, of, and after, his employment by Albany, Executive shall not use such information, as denoted above, for his own benefit, or for the benefit of any other employer or for any other purpose whatsoever other than the performance of his remaining work for Albany, if any, and Executive shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Albany authorized to receive such information. This obligation is in addition to any similar obligations Executive may have pursuant to any other agreement, statute or common-law. Nothing herein, however, shall preclude Executive from describing his duties with Albany in future job interviews.

      20. Executive acknowledges and recognizes the highly competitive nature of Albany's business and accordingly agrees as follows:

      (a) For a period of one year following Executive's Separation Date, whether on the Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever ("Person"), directly or indirectly:

            (i) engage in any business which is in competition with Albany or any of its subsidiaries or affiliates in the same geographical areas as Albany or any of its subsidiaries or affiliates are engaged in their business (a "Competitive Business");

            (ii) enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

            (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this Agreement is such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

            (iv) interfere with, or attempt to interfere with, any business relationships (whether formed before or after the Separation Date) between Albany or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors.

      (b) During the period of time ending three years after the Separation Date Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

            (i) solicit or encourage any employee of Albany or any of its subsidiaries or affiliates to leave the employment of Albany or any of its subsidiaries or affiliates; or

            (ii) hire any such employee who was employed by Albany or any of its subsidiaries or affiliates as of the Separation Dates or, if later, within the six-month period prior to such date of hire.

      (c) It is expressly understood and agreed that although Executive and Albany consider the restrictions in this paragraph 20 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable.

      21. Executive specifically agrees and promises that he will not directly or indirectly disparage Albany, (as defined in paragraph 16) or any of Albany's officers, directors, employees, attorneys or representatives, or any of Albany's products or services in any manner, at any time, to any person or entity. Albany specifically agrees and promises that it will not directly or indirectly disparage Executive in any manner, at any time, to any person or entity. "Disparage" is defined as but not limited to any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure Albany, whether intended or not.

      22. This Agreement does not constitute an admission by Albany of any liability to Executive, and Executive understands and agrees that Albany denies any such liability to Executive.

      23. This Agreement constitutes the entire agreement between Albany and Executive relating to the subject matter thereof, and may not be amended or modified in any way whatsoever except in writing signed by the parties hereto. This Agreement shall not be in derogation of Executive's rights under any Albany stock, pension, retirement, QSERP, or other similar plan or agreement.

      24. Albany and Executive intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Albany and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

      25. Executive acknowledges that he has read this entire Agreement, that he fully understands its meaning and effect, and that he has voluntarily signed this Agreement.

      26. Notices or other deliveries required or permitted to be given or made under this Agreement by Executive to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 1373 Broadway, Albany, New York 12204, Attention: Charles J. Silva, Jr. Notice by Albany to Executive shall be given by hand of express mail or overnight courier service as follows: To William M. McCarthy, 1319 Best Road, East Greenbush, NY with a copy to Russell F. Conn, Conn Kavanaugh Rosenthal Peisch & Ford, LLP, Ten Post Office Square, Boston, MA.

      27. The terms of this Agreement are binding upon and shall be for the benefit of Executive and Albany, as well as their respective heirs, executors, administrators, successors and assigns.

      28. Executive and Albany each agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys' fees and costs associated with pursuing or defending such legal action.

      29. Executive understands that the release contained in Paragraph 17 hereof is a general release, and represents that he has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that he is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of his own free will, without promises or threats or the exertion of duress. He also acknowledges that he has had adequate time to review it, have it explained to him, and understands its provisions.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, Executive and a duly authorized representative of Albany have signed this Agreement as of the dates set forth below.

                                      Albany International Corp.

Dated: July 11, 2007              By: /s/ Ralph M. Polumbo
                                      --------------------
                                      Name: Ralph M. Polumbo
                                            Sr. Vice President - Human Resources

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING SETTLEMENT AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT. THIS SETTLEMENT AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: July 11, 2007                                /s/ William M. McCarthy
                                                    ----------------------------
                                                        William M. McCarthy

                              FOR COMPANY USE ONLY

      The foregoing Executive Separation Agreement and General Release, signed and dated by Executive, was received by me on behalf of Albany International Corp. this 11th day of July, 2007.

                                                    /s/ Charles J. Silva, Jr.
                                                    ----------------------------
                                                        Charles J. Silva, Jr.

                              SUPPLEMENTAL RELEASE

This supplemental release given to Albany International Corp. ("Albany") by William M. McCarthy ("Executive") is executed in consideration for the covenants made by Albany in a Release and Separation Agreement signed by the Executive on July 11, 2007.

The Executive and his heirs, assigns, and agents release, waive, and discharge Albany, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

      (1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; all tort claims; and all claims for attorney's fees or expenses.

      (2) The Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

      (3) This Release shall not affect any rights of Executive pursuant to the aforesaid Release and Separation Agreement.

EXECUTIVE

____________________                      DATE: _________________
William M. McCarthy

WITNESS: _____________________